SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): June 9, 2006


                              TARRANT APPAREL GROUP
               (Exact Name of Registrant as Specified in Charter)


         CALIFORNIA                  0-26006                   95-4181026
(State or Other Jurisdiction       (Commission              (I.R.S. Employer
      of Incorporation)            File Number)             Identification No.)



              3151 EAST WASHINGTON BOULEVARD
                 LOS ANGELES, CALIFORNIA                         90023
         (Address of Principal Executive Offices)              (Zip Code)


                                 (323) 780-8250
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     NEW CREDIT FACILITY WITH DBS BANK HONG KONG LIMITED

         Tarrant Apparel Group's subsidiaries in Hong Kong, Tarrant Company Limited, Marble Limited and Trade Link Holdings Limited (each, a "HK Subsidiary" and collectively, the "HK Subsidiaries"), have entered into a new credit facility with DBS Bank Hong Kong Limited ("DBS"), which facility became effective June 9, 2006. Under this facility, we may arrange for letters of credit and acceptances. The maximum amount the HK Subsidiaries may borrow under this facility at any time is U.S. $25 million. The interest rate under the letter of credit facility is equal to the Standard Bills Rate quoted by DBS minus 0.5% if paid in Hong Kong Dollars or the Standard Bills Rate quoted by DBS plus 0.5% if paid in any other currency. This is a demand facility and is secured by a security interest in all the assets of the HK Subsidiaries, a guarantee by Tarrant Apparel Group, and by a pledge of the real property where our Hong Kong office is located (which property is owned by Gerard Guez, our Chairman and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman). In addition to the $25 million facility, the HK subsidiaries received tax loans in the amount of approximately HKD 3.7 million (equivalent to U.S. $478,000), which are payable over a seven month period and bear interest at the rate equal to the Hong Kong prime rate plus 1% and are subject to the same security. The facility includes customary default provisions. In addition, we are subject to certain restrictive covenants, including that we maintain a specified tangible net worth, interest coverage ratio, and leverage ratio at December 31, 2006 and achieve a minimum earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2006.

ITEM 1.02         TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

     TERMINATION OF CREDIT FACILITY AND TERM LOAN WITH UPS CAPITAL

         On June 9, 2006, we completed the pay-off of all remaining amounts due under both the letter of credit facility and term loan agreement between the HK Subsidiaries and UPS Capital Global Trade Finance Corporation ("UPSC"). The principal balance and accrued interest under the letter of credit facility was approximately $7.0 million and the remaining principal balance and accrued interest under the term loan was approximately $1.5 million. As a result of the payment of these obligations, the UPSC letter of credit facility and term loan agreement were terminated and all collateral released. There were no prepayment penalties under these arrangements.

         The HK Subsidiaries originally entered into the letter of credit facility with UPSC in June 2002. Under this facility, we could arrange for the issuance of letters of credit and acceptances. The facility was collateralized by the shares and debentures of all of the HK Subsidiaries. In addition to the guarantees provided by Tarrant Apparel Group and our subsidiaries, Fashion Resource (TCL) Inc. and Tarrant Luxembourg Sarl, Gerard Guez, our Chairman and Interim Chief Executive Officer, also signed a guarantee of $5 million in favor of UPSC to secure this facility. This facility bore interest at 10.75% per annum at March 31, 2006.


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


         The HK Subsidiaries originally entered into the term loan agreement with UPSC in December 2004, pursuant to which UPSC made a $5 million term loan, the proceeds of which were used to repay $5 million of indebtedness owed to UPSC under the letter of credit of facility. The principal amount of this loan was due and payable in 24 equal monthly installments of approximately $208,333 each, plus interest equivalent to the "prime rate" plus 2% commencing on February 1, 2005. The obligations under the loan agreement were collateralized by the same security interests and guarantees provided under our letter of credit facility with UPSC. Additionally, the term loan is secured by two promissory notes payable to Tarrant Luxembourg Sarl in the amounts of $2,550,000 and $1,360,000 and a pledge by Gerard Guez, our Chairman and Interim Chief Executive Officer, of 4.6 million shares of our common stock.


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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    TARRANT APPAREL GROUP



Date:  June 14, 2006                By:   /S/ CORAZON REYES
                                         --------------------------------------
                                         Corazon Reyes, Chief Financial Officer


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